Exhibit 10.1

August 2, 2021

Mr. Eduardo Bernal Acebedo

[XXXXXX]

Singapore 138642

Dear Eduardo,

RE: Offer of Employment

We are pleased to offer you the position of Executive Vice President & Chief Operations Officer with AES Global Holdings Pte. Ltd. (the "Company") with an anticipated start date of Monday September 13, 2021 (the "Start Date"), on the terms and subject to the conditions set out in this letter:

1.	EMPLOYMENT
1.1

Your employment (the "Employment") and the agreement set out in this letter are subject to your satisfactory completion of a background check (collectively "Screening") and shall be further subject to our receipt of your valid acceptance of the terms of this letter. In the event you fail any aspect of the Screening or fail to accept the terms of this letter, your Employment will terminate immediately, and you shall not have any claims against the Company in respect of your employment and/or termination of the same.

1.2	Subject to clause 1.1 above, the Employment shall continue after the Start Date until terminated in accordance with Clause 9 below.
1.3	The terms and conditions of the Employment will be those set out in this letter, supplemented by the Company’s prevailing policies and procedures as amended from time to time.
2.	SCOPE AND PLACE OF EMPLOYMENT
2.1	You shall report and be accountable to Mr. Steve Kelley, President & Chief Executive Officer and/or to such persons as the Company may designate at a future time.
2.2	You will be employed in Singapore at 18 Tai Seng #05-07 Singapore 539775.
2.3

Your employment is subject to foreign government entry documents or visas, medical clearances and your acceptance of the terms and conditions outlined in this agreement. The Company will pay for the costs of all immigration documentation and physical examinations, including necessary inoculations for you and your spouse. You agree that you will complete and provide all necessary documents and follow the standard instructions to receive your visa and/or work permit prior to the start of your Employment.

3.	SALARY AND BENEFITS
3.1	Your salary during your Employment shall be S$43,368 per month, payable on the last working day of each month by the Company.

AES Global HOLDINGS PTE. LTD.

18 tAI sENG ST #05-07 | SINGAPORE 539775 | REPUBLIC OF SINGAPORE | advancedenergy.compAGE 1

Eduardo Bernal – Employment AGREEMENT

3.2	The rate of your salary specified in Clause 3.1 shall be reviewed annually and may be adjusted upwards or downwards as may be determined by the Company in its sole discretion.
3.3

In addition, you shall, in respect of each calendar year, be entitled to an annual wage supplement (AWS) of an amount equivalent to one month’s salary (S$43,368) which shall be paid to you at the end of each year pro-rated in accordance with the duration of employment for that year.

3.4

You are eligible to participate in the executive 2021 Short-Term Incentive Plan (“2021 STIP”) in accordance with the terms of such plan as may be amended from time to time. The target incentive opportunity in 2021 will be 70% of your annual 13-month basic salary. It will be prorated per your actual service at the Company. You must be active on the payment date in order to receive an incentive payout.

3.5

You are eligible to participate in the executive 2021 Long-Term Incentive Plan (“2021 LTIP”) with a grant date value of $1,000,000 USD. The grant is awarded and vests in USD and is converted to local currency at the time that you choose to sell shares. Sale of shares is subject to taxation per local tax requirements.

3.6

Separately, as a new hire incentive to join our Company, you will receive a one-time cash signing bonus in the amount of S$270,000 (less applicable taxes) payable to you at the next standard payroll cycle after your Start Date. In addition, you will receive a one-time equity grant of time-based restricted stock units with a value of $500,000 USD at the time of grant. The grant will be made to you within 30-days of your start date. Should you leave within 12-months of your Start Date, you will be required to repay the cash signing bonus and your new hire equity grant will forfeit.

3.7	The Company reserves the right to deduct from your salary any sums which you may owe to the Company and/or any sums which the Company authorized to deduct under applicable law.
3.8

You will be eligible to receive a transportation allowance of S$1,700 paid monthly over 12-months. In addition, you will receive a housing allowance of S$8,500 paid monthly over 12-months. Allowances will be grossed up if necessary to ensure you receive the full net amount.

3.9

Subject to the Company’s prevailing practices and policies, the Company shall purchase a medical and hospitalization insurance policy for you that ensures global coverage. In addition, you will be eligible to receive an executive level annual health check.

4.	CENTRAL PROVIDENT FUND ("CPF")

You are required to contribute to the CPF in accordance with the provisions of the Central Provident Fund Act (Chapter 36 of Singapore) (the "CPF Act"). The Company shall pay the employer’s mandatory contributions as required under the CPF Act as amended from time to time in respect of your employment. You are required to make employee’s contributions to the CPF by direct deduction from your salary.

5.	WORKING HOURS
5.1	You are required to devote your full working time, attention and skill to the Company’s business.
5.2

You will comply with the Company’s normal operating hours and will work any additional hours which may be necessary to perform your duties to the Company. You will not be entitled to any overtime pay in respect of such additional hours.

AES Global HOLDINGS PTE. LTD.

18 tAI sENG ST #05-07 | SINGAPORE 539775 | REPUBLIC OF SINGAPORE | advancedenergy.compAGE 2

Eduardo Bernal – Employment AGREEMENT

5.3	The Company’s normal operating hours as at the date of this letter (which may be subject to change from time to time) are from 9am to 6pm from Monday to Friday.
6.	ANNUAL LEAVE

As an executive of the Company, you are expected to continue to manage your personal time off in an efficient manner. You will not accrue annual leave but will be able to take time off at your own discretion. The company also recognizes company-sponsored holidays during each calendar year, of which you will be eligible to take.

7.	TERMINATION AND NOTICE PERIOD
7.1

At any time during the term of the Employment, either the Company or you may terminate the Employment with One (1) month’s written notice or payment of One (1) month’s salary in-lieu of notice without any reason being assigned for such termination.

7.2

If you provide the Company with One (1) month’s written notice and terminate your employment in good standing, the Company will pro-rate your annual 13th month pay to reflect the time that you were actively employed during the calendar year.

7.3	The Company may terminate your Employment immediately without notice (but without prejudice to the rights and remedies of the Company) in any of the following cases:
7.3.1	if you are guilty of dishonesty or serious or persistent misconduct, in all cases whether or not in connection with or referable to the Employment;
7.3.2	if you become bankrupt or make any general composition with your creditors;
7.3.3	if you do any act or thing which may bring serious discredit to the Company and/or any other company related to the Company (the "Group");
7.3.4	if you neglect or refuse, without reasonable cause, to attend to the business of the Company or any other company within the Group;
7.3.5

if you flagrantly or persistently fail to observe and perform any of the duties and responsibilities imposed by the terms and conditions of this letter or which are imposed by any laws, regulations or administrative directions, whether having the force of law or otherwise;

7.3.6

if you become of unsound mind (or if you become a patient within the meaning of the Mental Disorders and Treatment) or become permanently incapacitated by accident or ill-health and are unable to perform your duties under the Employment or are otherwise prevented by any illness or disability which prevents you from properly performing your duties hereunder for a continuous period of 30 days or more in any calendar year;

7.3.7	if you are convicted by a court of law of any offence punishable by imprisonment save for traffic offences; or
7.3.8	if you otherwise act in breach of the terms and conditions of this letter so as to materially prejudice the business of the Company or any other company within the Group.
7.4	You shall not, at any time after termination of the Employment for whatever reason, represent yourself as being in any way connected with the business of the Company.

AES Global HOLDINGS PTE. LTD.

18 tAI sENG ST #05-07 | SINGAPORE 539775 | REPUBLIC OF SINGAPORE | advancedenergy.compAGE 3

Eduardo Bernal – Employment AGREEMENT

7.5

Upon the Company’s request, you shall provide all necessary cooperation to the Company in connection with any action or proceeding which relates to any dispute which the Company may be involved in. This provision shall survive the termination of this agreement.

7.6	Upon the termination of your appointment hereunder for whatever reason you shall:
7.6.1

deliver up to the Company all correspondences, documents and other papers and all other property belonging to the Group (including any Confidential Information, as defined in Clause 10 below) which may be in your possession or under your control (including such as may have been made or prepared by or have come into the possession or under your control and relating in any way to the business or affairs of the Group or of any agent, correspondent or customer of the Group) and you shall not without the written consent of the Company retain any copies thereof; and

7.6.2	if so requested send to a duly appointed officer of the Company a signed statement confirming that you have complied with Clause 7.5 of this letter.
8.	CONFIDENTIAL INFORMATION, ASSIGNMENT OF INVENTIONS, UNFAIR COMPETITION AND UNFAIR SOLICITATION
8.1	This Clause survives the termination of the Employment.
8.2	Non-Solicitation

During Employee’s engagement with Company and for a period of twenty-four (24) months after termination of that engagement, Employee shall not without Company’s prior written consent, directly or indirectly:

8.2.1

cause or attempt to cause any employee, agent or contractor of Company or any Company affiliate to terminate his or her employment, agency or contractor relationship with Company or any Company affiliate; or interfere or attempt to interfere with the relationship between Company and any employee, agent or contractor; or hire or attempt to hire any employee, agent or contractor of Company or any Company affiliate.

8.2.2

solicit business from or conduct business with any customer or client served by Company at any point during Employee’s employment with Company; or solicit business from or conduct any business with any person or entity that was, during Employee’s employment with Company, solicited or identified as a business prospect by Employment or any other Company Employee, agent or consultant; or interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which Company or any affiliate was involved at any point during Employee’s employment with Company.

9.	UNFAIR COMPETITION
9.1	Covenants

During Employee’s employment with Company and for a period of twelve (12) months after termination of that employment (the "Noncompetition Period"), Employee shall not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with Company within the United States, China, Taiwan, Korea, Japan, the United

AES Global HOLDINGS PTE. LTD.

18 tAI sENG ST #05-07 | SINGAPORE 539775 | REPUBLIC OF SINGAPORE | advancedenergy.compAGE 4

Eduardo Bernal – Employment AGREEMENT

Kingdom, Germany, or France or any other location in which Company does business during Employee’s employment with Company (the "Protected Region") in: (i) any business which serves the focused markets of supplying power for plasma or semiconductor processing; or (ii) any other line of business in which Company was engaged at any time during Employee’s employment with Company; or (iii) any other line of business into which Company, during Employee’s employment with Company, formed an intention to enter during the Noncompetition Period, and which has been disclosed to Employee in writing within ten (10) days following the termination of Employee’s employment with Company. This covenant shall not prohibit Employee from owning less than two percent of the securities of any competitor of Company if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

9.2	Acknowledgments

Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of Company’s business operations and the nature of Employee’s position with Company. Employee also acknowledges that while employed by Company, Employee will have access to information that would be valuable or useful to Company’s competitors, and therefore acknowledges that the foregoing restrictions on Employee’s future employment and business activities are fair and reasonable.

10.	TAX

You will be paid from local Singapore payroll, and as such, your income will be subject to local Singapore taxation. In this arrangement, you are not tax equalized and should plan accordingly with any outstanding tax obligations you may have. It will be your responsibility to file all personal tax returns. Ernst & Young, an accounting firm, has been retained by the Company to assist you with your tax filing obligations. The Company will pay the tax preparation fees directly to the accounting firm for any year during which their services are engaged.

11.	CONFLICT OF INTERESTS AND COMPANY GUIDELINES

In addition to clause 8 above, you shall not, during your Employment, except with the knowledge and written consent of the Company, embark, engage or interest yourself, whether for reward or gratuity, in any activity which would interfere with the performance of your duties to the Company or which would constitute a conflict of interest with the business of the Company.

12.	DATA PROTECTION

You agree and acknowledge that:

12.1

The Company may collect, use and/or Process Personal Data (each, as defined below) relating to you, including and not limited to your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include data relating to his/her health and data held for equal opportunities purposes), for personnel administration, management and/or evaluative purposes;

12.2	The Company may disclose and/or transfer your Personal Data, including transfer to foreign jurisdictions, to:

AES Global HOLDINGS PTE. LTD.

18 tAI sENG ST #05-07 | SINGAPORE 539775 | REPUBLIC OF SINGAPORE | advancedenergy.compAGE 5

Eduardo Bernal – Employment AGREEMENT

12.2.1.

advisers and third-party service providers for the rendering of goods or services and/or  conduct of legitimate business activity, including and not limited to Processing, personnel administration, management and/or evaluative purposes;

12.2.2.	any competent legal and/or regulatory authority and law enforcement agencies as may be required under applicable law; and

12.2.3.

the Company’s successor-in-title, prospective seller or buyer of any part or the whole of the Company’s business, in connection with a merger, acquisition or sale of any part or the whole of the Company’s business.

12.3	Your right to access and correct your Personal Data that is in the possession or control of the Company shall be as prescribed by applicable law; and
12.4	The Company may retain your Personal Data as may be necessary or desirable to comply with applicable law.
12.5	For the purposes of this clause:

"Personal Data" means data, whether true or not, about an individual who can be identified from that data or from that data and other information to which the Employer has or is likely to have access. "Process", in relation to Personal Data, means: (i) to carry out any operation or set of operations in relation to the Personal Data, and includes recording, holding, organisation, adaptation/ alteration, retrieval, combination, transmission and erasure/destruction; (ii) to copy, use, access, display, run, store review, manage, modify, transform, translate, extract components into another work, integrate or incorporate as part of a derivative work, and (iii) to permit others to do (i) and (ii). "Processing" shall have the corresponding meaning as a noun for the same.

13.	MISCELLANEOUS
13.1	This letter shall from the Effective Date operate in substitution for any terms of service previously in force between you and the Previous Employer and/or the parties to this letter.
13.2.

For the avoidance of any doubt, the Company shall have no liability and/or obligation towards you in respect of any accrued liability and/or obligation owed to you by the Previous Employer in respect of your employment with the Previous Employer or termination of the same.

13.3

This letter, and the documents referred to in it, constitutes the entire agreement and understanding between the parties relating to the Employment and neither party to this letter has agreed to the terms set out in this letter in reliance upon any representation, warranty or undertaking of the other party which is not set out or referred to in this letter as forming part of the terms of the Employment. The parties to this letter agree that no variations or modifications shall be made to this letter unless agreed to by both parties in writing. Nothing in this Clause shall however operate to limit or exclude liability for fraud.

13.4

The illegality, invalidity or unenforceability of any provision of this letter under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

AES Global HOLDINGS PTE. LTD.

18 tAI sENG ST #05-07 | SINGAPORE 539775 | REPUBLIC OF SINGAPORE | advancedenergy.compAGE 6

Eduardo Bernal – Employment AGREEMENT

13.5

No failure on the part of either party to this letter to exercise, and no delay on its part in exercising, any right or remedy under this letter will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this letter are cumulative and not exclusive of any rights or remedies provided by law.

13.6	You may not assign nor transfer to any third party the benefit and/or burden of this letter without the prior written consent of the Company.
14.	GOVERNING LAW AND JURISDICTION
14.1

Subject to clause 14.2, this letter shall be governed by, and construed in accordance with the laws of Singapore and the parties submit to the exclusive jurisdiction of the Singapore court in respect of any dispute under this letter.

14.2

In the event the governing law and/or the jurisdiction clause of the documents referred to in this letter are expressly stated to be other than Singapore law and/or subject to a jurisdiction other than Singapore, the governing law and/or jurisdiction clause in such document shall prevail over clause 15.1.

If the above offer of employment on the terms and conditions set out herein is acceptable to you, kindly indicate your acceptance by signing the enclosed copy of this letter and returning the same to us within three days from the date of this letter.

We look forward to hearing from you.

Yours sincerely

Rory O’Byrne

Senior Vice President & Chief People Officer

AES Global HOLDINGS PTE. LTD.

18 tAI sENG ST #05-07 | SINGAPORE 539775 | REPUBLIC OF SINGAPORE | advancedenergy.compAGE 7

Eduardo Bernal – Employment AGREEMENT

ACCEPTANCE OF OFFER OF EMPLOYMENT

I, Eduardo Bernal Abecedo, accept this offer of employment on the terms and conditions set out in this agreement.

Signature:	Date:

AES Global HOLDINGS PTE. LTD.

18 tAI sENG ST #05-07 | SINGAPORE 539775 | REPUBLIC OF SINGAPORE | advancedenergy.compAGE 8